Exhibit 99.1

PTC THERAPEUTICS ANNOUNCES PRICING OF

PUBLIC OFFERING OF COMMON STOCK

SOUTH PLAINFIELD, NJ — January 23, 2019 — PTC Therapeutics, Inc. (Nasdaq: PTCT) announced today the pricing of a public offering of 6,720,000 shares of its common stock at a public offering price of $30.20 per share, before underwriting discounts. All of the shares in the offering are to be sold by PTC.  In addition, PTC has granted the underwriter an option for a period of 30 days to purchase up to an additional 1,008,000 shares of common stock at the public offering price, less the underwriting discount.

RBC Capital Markets is acting as the sole book-running manager for the offering.

PTC expects to close the offering on or about January 25, 2019, subject to satisfaction of customary closing conditions.

An automatically effective shelf registration statement on Form S-3 relating to the shares of common stock offered in the public offering has been filed with the Securities and Exchange Commission (the “SEC”) and is available on the SEC’s website at www.sec.gov. A final prospectus supplement relating to and describing the terms of the offering also will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Before investing in the offering, interested parties should read the prospectus supplement and the accompanying prospectus for the offering and the other documents PTC has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more complete information about PTC and the offering. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from: RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281; telephone: (877) 822-4089; email: equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About PTC Therapeutics

PTC is a science-led, global biopharmaceutical company focused on the discovery, development and commercialization of clinically-differentiated medicines that provide benefits to patients with rare disorders. PTC’s ability to globally commercialize products is the foundation that drives investment in a robust pipeline of transformative medicines and our mission to provide access to best-in-class treatments for patients who have an unmet medical need.

For More Information:

Investors:

Emily Hill

+ 1 (908) 912-9327

ehill@ptcbio.com

Media:

Jane Baj

+1 (908) 912-9167

jbaj@ptcbio.com